As filed with the Securities and Exchange Commission on July 25, 2024

Registration No. 333-208615

333-170811

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-208615

REGISTRATION STATEMENT NO. 333-170811

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 2 Disheng Middle Road

Beijing Economic-Technological Development Area

Beijing, People’s Republic of China, 100176

(Address, including zip code, of principal executive offices)

HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

2015 EQUITY INCENTIVE PLAN

Chardan North China Acquisition Corporation (the predecessor of the Registrant)

2006 Stock Plan

(Full title of the plan)

Copies to:

Arden Xia

Chief Public Relations Officer

No. 2 Disheng Middle Road

Beijing Economic-Technological Development Area

Beijing, People’s Republic of China, 100176

(+86) 10-5898-1386

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Hollysys Automation Technologies Ltd. (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister all unsold securities originally registered by the Registrant pursuant to the Registration Statements:

i.

Registration Statement No. 333-208615, filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2015, with respect to a total of 5,000,000 ordinary shares of the Registrant, par value $0.001 per share, thereby registered pursuant to Hollysys Automation Technologies Ltd. 2015 Equity Incentive Plan; and

ii.

Registration Statement No. 333-170811, filed with the Commission on November 24, 2010, with respect to a total of 3,000,000 ordinary shares of the Registrant, par value $0.001 per share, thereby registered pursuant to Chardan North China Acquisition Corporation (the predecessor of the Registrant) 2006 Stock Plan.

On July 25, 2024, pursuant to the agreement and plan of merger dated December 11, 2023 (the “Merger Agreement”) among the Registrant, Superior Technologies Holding Limited (“Parent”) and Superior Technologies Mergersub Limited (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all the offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements which remain unsold as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on July 25, 2024.

HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

By:	/s/ Liang Meng
	Name:	Liang Meng
	Title:	Director

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933.